Lucas Energy, Inc. 8-K

Exhibit 99.1

	Contacts:	Carol Coale / Ken Dennard Dennard ▪ Lascar Associates LLC (713) 529-6600

FOR IMMEDIATE RELEASE

LUCAS ENERGY ANNOUNCES FISCAL 2017 FIRST QUARTER RESULTS

HOUSTON, TEXAS – August 12, 2016-- Lucas Energy, Inc. (NYSE MKT: LEI) (“Lucas” or the “Company”), an independent oil and gas company with its operations in central Texas, today announced its first quarter results for the period ending June 30, 2016 and the filing of its Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, on August 12, 2016.

“With the shareholder vote on the proposed acquisition of oil and gas properties from a consortium of sellers and Segundo Resources just a couple of weeks away, the recent financial results will be less meaningful if the transaction is approved,” said Anthony C. Schnur, Chief Executive Officer of Lucas Energy, who continued, “As previously disclosed, we entered into an agreement last December to acquire the working interests in producing properties and undeveloped acreage in Texas and Oklahoma that would add about 1,000 net barrels of equivalent (BOE) oil production to our existing productive base if the deal is closed.

“As demonstrated in the current quarterly financial results, we continue to diligently reduce our overhead and operating costs, excluding the impact of transaction costs associated with our acquisition. We resumed our workover program in late June as we returned several shut-in wells back into service, and we saw a resulting uptick in our production volumes. We expect to see an increase in production from our legacy wells continue throughout the remainder of this year. Going forward, our outlook for the Company as outlined in our year-end earnings release that we published on July 13, 2016, remains unchanged. We are excited about the course we have chosen, and we are eager to bring it to a close.”

Fiscal 2017 First Quarter Results

For the three months ending June 30, 2016, Lucas reported a fiscal year net loss of $1.4 million, or a loss of ($0.80) per share, compared to a net loss of $1.0 million or loss of ($0.73) per share in the three months ending June 30, 2015. The net loss increased primarily because of a $0.2 million decrease in sales revenues and an increase of $0.1 million in operating expense.

Total revenues from the sale of crude oil for the fiscal 2017 first quarter were $0.15 million compared to $0.39 million in the same period a year ago largely reflecting a 24% drop in the price of crude oil coupled with a 49% decline in crude oil volumes. The decline in crude oil prices reduced revenues by approximately $0.09 million and the lower production volumes reduced revenues by another $0.15 million when compared with the same period last year. The Company has implemented several workover plans in the later part of the current reporting period in order to get these wells on-line and increase production flows, funding permitting. Additional production declines can be attributed to workover drilling and lateral programs with higher front-end production in the prior reporting period coupled with interference from offset activity in the current period.

Lease operating expenses of $0.28 million for the fiscal 2017 first quarter increased by $0.11 million from $0.16 million for the same period a year ago, principally because several workovers were completed in the current quarter. The Company implemented the workover programs in the later part of the fiscal 2017 first quarter in order to address wells that had been shut-in for a significant period of time. As a result of these workovers, production volumes rose in the latter part of the quarter and are expected to continue to increase over the next few quarters.

General and administrative (G&A) expenses (excluding share-based compensation) increased by approximately $0.12 million in the fiscal 2017 first quarter compared to the prior year’s first quarter primarily related to transaction costs associated with the pending Segundo acquisition. Excluding those transaction costs, certain other G&A expenses have decreased significantly, reflecting improved efficiencies in daily operating activities as a result of internal restructuring initiatives. Share-based compensation also decreased, by about 30%, reflecting cuts in employee stock-based options and compensation. Last year’s expenses included $0.3 million of legal expenses, investment banking fees and other transaction costs related to strategic initiatives that were subsequently abandoned.

Depreciation, depletion, amortization and accretion (DD&A) expense decreased for the current quarter as compared to the prior year period by approximately $0.1 million primarily related to lower production volumes of 3,428 BOE compared to the previous period. The production decrease was primarily due to numerous wells being shut-in during the early part of current reporting period and drilling and lateral programs with higher front-end production when compared to the prior period.

SELECTED FINANCIAL DATA
Three Months Ending 06/30/2016
INCOME STATEMENT ($000s)	06/30/2016	06/30/2015
Net Operating Revenues	$153	$394
Operating Expenses
Lease Operating Expense	276	163
G&A	658	550
Other Operating Expenses	161	313
Total Operating Expense	1,095	1,026

Interest Expense & Other	(428)	(400)

Net Loss, reported	($1,370)	($1,032)

About Lucas Energy, Inc.

Based in Houston, Texas, Lucas Energy (NYSE MKT: LEI) is a growth-oriented, independent oil and gas company engaged in the development of crude oil and natural gas in the Austin Chalk and Eagle Ford formations in South Texas.

For more information, please visit the updated Lucas Energy web site at www.lucasenergy.com.

Safe Harbor Statement and Disclaimer

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements give our current expectations, opinions, belief or forecasts of future events and performance. A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. Although Lucas believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks with respect to natural gas and oil prices, a material decline which could cause Lucas to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; risks relating to the absence or delay in receipt of government approvals or fourth party consents; and other risks described in Lucas’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements in this press release are made as of the date hereof. The Company takes no obligation to update or correct its own forward-looking statements, except as required by law, or those prepared by third parties that are not paid for by the Company. The Company's SEC filings are available at http://www.sec.gov.